EXHIBIT 21
FRANKLIN ELECTRIC CO., INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Organization	Percent of Voting Stock Owned
2M Company, LLC	Montana	100
Coverco S.r.l.	Italy	100
Drillers Service, LLC	North Carolina	100
FE Latin America B.V.	Netherlands	100
First Sales, LLC	Indiana	100
Franklin Control Systems, LLC	Oregon	100
Franklin Electric (Australia) Pty. Ltd.	Australia	100
Franklin Electric (South Africa) Pty. Ltd.	South Africa	100
Franklin Electric (Suzhou) Co., Ltd.	China	100
Franklin Electric B.V.	Netherlands	100
Franklin Electric Europa GmbH	Germany	100
Franklin Electric Germany Holding GmbH	Germany	100
Franklin Electric Holding B.V.	Netherlands	100
Franklin Electric Industria de Motobombas SA	Brazil	100
Franklin Electric International, Inc.	Delaware	100
Franklin Electric S.r.l	Italy	100
Franklin Electric spol s.r.o.	Czech Republic	100
Franklin Fueling Systems (Beijing) Company Ltd.	China	100
Franklin Fueling Systems GmbH	Germany	100
Franklin Fueling Systems, LLC	Indiana	100
Headwater Companies, LLC	Indiana	100
Impo Motor Pompa Sanayi ve Ticaret A.S.	Turkey	100
Industrias Rotor Pump S.A.	Argentina	100
Milan Supply Company	Michigan	100
Motores Electricos Sumergibles de Mexico S. de R.L de C.V.	Mexico	100
Motores Franklin S.A. de C.V.	Mexico	100
Motori Sommersi Riavvolgibili S.r.l.	Italy	75
Pioneer Pump Solutions Ltd.	United Kingdom	100
Pioneer Pump, LLC	Texas	100
Valley Farms Supply, LLC	Michigan	100
Western Hydro, LLC	California	100